Exhibit 99.1

TECHNICAL COMMUNICATIONS CORPORATION
Announces $3.3 Million Contract to Secure Military Communications

CONCORD, Mass.--(BUSINESS WIRE)--December 2, 2014--Technical Communications Corporation (NasdaqCM: TCCO) today announced that it received a $3.3 million contract from the Government of Egypt for the company’s DSD 72A-SP military bulk encryption systems, training and support. Delivery of the equipment and training services are expected during the first nine months of TCC’s 2015 fiscal year.

Carl H. Guild Jr., President and CEO of Technical Communications Corporation, commented, “We are pleased that our customer has, once again, selected TCC systems to secure its military communications network. We believe the combination of our quality systems, commitment to meeting unique requirements, and full lifecycle services have fostered this longstanding relationship. We also expect follow-on sales as our customer continues to expand its network.”

The DSD 72A-SP is a member of TCC’s network encryption family. It provides strategic-level security for data signals in demanding environments and covers a broad range of network interfaces. Critical applications such as missile firing commands, emergency military telephone networks, and command and control networks are protected today by the DSD 72A-SP.

Other highlights of TCC’s data encryption portfolio include the Cipher X® 7211 IP encryption system with robust flexibility, scalable performance and ease of use. For optical networks, TCC offers the DSD 72B-SP SONET/SDH encryption interoperable family for industrial, rugged industrial and military environments.

About Technical Communications Corporation

For over 50 years, TCC has specialized in superior-grade secure communications systems and customized solutions, supporting our CipherONE® best-in-class criteria, to protect highly sensitive voice, data and video transmitted over a wide range of networks. Government entities, military agencies and corporate enterprises in 115 countries have selected TCC's proven security to protect their communications. Learn more: www.tccsecure.com

Statements made in this press release or as may otherwise be incorporated by reference herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to statements regarding anticipated operating results, future earnings, and the ability to achieve growth and profitability. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including but not limited to the effect of foreign political unrest; domestic and foreign government policies and economic conditions; future changes in export laws or regulations; changes in technology; the ability to hire, retain and motivate technical, management and sales personnel; the risks associated with the technical feasibility and market acceptance of new products; changes in telecommunications protocols; the effects of changing costs, exchange rates and interest rates; and the Company's ability to secure adequate capital resources. Such risks, uncertainties and other factors could cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a more detailed discussion of the risks facing the Company, see the Company’s filings with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q for the quarters ended June 28, 2014, March 29, 2014 and December 28, 2013, and its Annual Report on Form 10-K for the fiscal year ended September 28, 2013 and the “Risk Factors” section included therein.

CONTACT:
Technical Communications Corporation
Michael P. Malone, 978-287-5100
Chief Financial Officer
www.tccsecure.com